Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports

Third Quarter & Year-to-Date 2012 Financial Results

Updates Fiscal 2012 Outlook; Provides Preliminary View of Fiscal 2013;

Board of Directors Authorizes $20 Million Share Repurchase Program

Columbus, Ohio – October 23, 2012—Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and thirty-nine week periods ended September 23, 2012, updated its fiscal 2012 outlook, as well as provided a preliminary view of fiscal 2013. The Company has also announced that its Board of Directors has authorized a $20 million share repurchase program.

Selected Third Quarter of 2012 Highlights Compared to the Year-Ago Period Include the Following:

•	Revenues increased 8.1% to $95.9 million from $88.8 million.

•	Total comparable restaurant sales decreased 0.9%.

•	Comparable restaurant sales decreased 0.5% at BRAVO! and 1.1% at BRIO.

•	Restaurant-level operating profit increased 7.7% to $16.0 million from $14.9 million.

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GAAP net income was $2.8 million, or $0.14 per diluted share, compared to GAAP net income of $3.6 million, or $0.18 per diluted share and modified pro forma net income of $2.6 million, or $0.13 per diluted share, in 2011. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

Selected Year-to-Date 2012 Highlights Compared to the Year-Ago Period Include the Following:

•	Revenues increased 8.6% to $297.1 million from $273.6 million.

•	Total comparable restaurant sales decreased 0.2%.

•	Comparable restaurant sales decreased 0.1% at BRAVO! and 0.2% at BRIO.

•	Restaurant-level operating profit increased 8.9% to $51.8 million from $47.6 million.

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GAAP net income was $11.7 million, or $0.57 per diluted share, compared to GAAP net income of $71.5 million, or $3.48 per diluted share and modified pro forma net income of $10.7 million, or $0.52 per diluted share, in 2011. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

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The $59.8 million decrease in GAAP net income was primarily due to a $57.2 million income tax benefit recorded in the second quarter of 2011 related to a reduction of a valuation allowance against net deferred tax assets.

“During the third quarter we improved earnings despite difficult comparisons and modest sales deleveraging. While the macroeconomic environment remains challenging, our focus continues to be on driving traffic by exceeding our guests’ expectations each and every day,” said Saed Mohseni, Chief Executive Officer and President.

Mohseni continued, “Our fourth quarter initiatives include executing on our recently launched guest loyalty program, rolling out new menus focused on culinary excellence and value driven price points, gearing up for the Holiday season with an emphasis on our banquet business, and promoting gift cards within our restaurants and through third party distributors.”

“Our Board of Directors has recently approved a $20 million share repurchase program as a clear demonstration of our confidence in the future of this Company. Our intention is to continue to allocate capital smartly and efficiently, and we are excited to have an additional lever at our disposal to enhance longer term value,” Mohseni concluded.

Third Quarter 2012 Financial Results

Revenues increased approximately $7.1 million, or 8.1%, to $95.9 million in the third quarter of 2012, from $88.8 million in the third quarter of 2011. The increase in revenues was primarily due to an additional 116 operating weeks provided by seven restaurants, six BRIOs and one BRAVO!, opened in the first thirty-nine weeks of 2012 and six restaurants opened in the second half of 2011. Total comparable restaurant sales decreased 0.9%, as a 3.4% decrease in guest counts was partially offset by a $0.59 increase in average check.

Total restaurant operating costs increased $6.0 million, or 8.1%, to $79.9 million in the third quarter of 2012, from $73.9 million in the third quarter of 2011. Total restaurant-level operating costs include costs of sales, labor costs, operating costs and occupancy costs. Total restaurant-level operating profit, which consists of revenues minus total restaurant-level operating costs, increased $1.1 million, or 7.7%, to $16.0 million from $14.9 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 16.7% in the third quarter of 2012 from 16.8% in the third quarter of 2011. This was primarily attributable to an increase in labor costs that were partially offset by a decrease in cost of sales in 2012 as compared to 2011.

GAAP net income for the third quarter of 2012 was $2.8 million, or $0.14 per diluted share, compared to GAAP net income of $3.6 million, or $0.18 per diluted share, in the same period last year.

On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, there were no adjustments from GAAP net income for the third quarter of 2012 and net income was $2.8 million, or $0.14 per diluted share. This compared to modified pro forma net income of $2.6 million, or $0.13 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to modified pro forma (non-GAAP) net income.

Third Quarter 2012 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 0.5% and average weekly sales were $63,600. Comparable restaurant sales at BRIO decreased 1.1% in the third quarter of 2012 and average weekly sales were $91,200.

As of September 23, 2012, the Company operated 48 BRAVO!, 52 BRIO, and one Bon Vie restaurant across 31 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

Outlook

Based upon the year-to-date results as of September 23, 2012, and projections for the fourth quarter of 2012, the Company is updating its fiscal 2012 financial forecast as follows:

•	Revenues of $410 million to $413 million.

•	Flat total annual comparable restaurant sales.

•	Development of ten restaurants, including one restaurant operated under a management agreement.

•	Pre-opening costs of $4.9 million to $5.3 million.

•	Diluted earnings per share of $0.89 to $0.92.

•	Capital expenditures of $25 million to $27 million.

•	Diluted share count of approximately 20.7 million.

•	Annual effective tax rate of approximately 29.0%.

The Company is also providing a preliminary view of fiscal 2013, which is a 52-week year. Revenues are expected in the $430 million to $440 million range based on comparable restaurant sales of zero to positive 1.0%. The Company also anticipates developing seven to eight new restaurants.

Stock Repurchase Program

On October 17, 2012, the Board of Directors approved the terms of a share repurchase plan, under which the Company is authorized to repurchase up to $20 million of its common shares beginning October 26, 2012 and ending on December 29, 2013, subject to the Company’s pre-existing blackout periods. The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company at the discretion of management and subject to its assessment of market conditions and other economic factors.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss third quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 401-4691, or for international callers (719) 325-2333. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7349616. The replay will be available until Tuesday, October 30, 2012.

The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012.

Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy/Raphael Gross

(203) 682-8200/ (203) 682-8253

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

GAAP Presentation with Reconciliation to Modified Pro Forma

Thirteen and Thirty-Nine Weeks Ended September 23, 2012 and September 25, 2011 (Unaudited)

(Dollars in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	September 23, 2012		September 25, 2011		September 23, 2012		September 25, 2011
Revenues	$95,921		$88,774		$297,105		$273,592

Costs and expenses
Cost of sales	25,045	26.1%	23,617	26.6%	77,164	26.0%	73,008	26.7%
Labor	33,528	35.0%	30,730	34.6%	102,950	34.7%	92,893	34.0%
Operating	15,089	15.7%	13,958	15.7%	45,752	15.4%	42,388	15.5%
Occupancy	6,230	6.5%	5,587	6.3%	19,448	6.5%	17,747	6.5%
General and administrative expenses	5,700	5.9%	5,185	5.8%	17,085	5.8%	16,067	5.9%
Restaurant preopening costs	1,442	1.5%	1,281	1.4%	3,615	1.2%	2,882	1.1%
Depreciation and amortization	4,689	4.9%	4,303	4.8%	13,765	4.6%	12,555	4.6%

Total costs and expenses	91,723	95.6%	84,661	95.4%	279,779	94.2%	257,540	94.1%

Income from operations	4,198	4.4%	4,113	4.6%	17,326	5.8%	16,052	5.9%
Net interest expense	322	0.3%	394	0.4%	1,008	0.3%	1,315	0.5%

Income before income taxes	3,876	4.0%	3,719	4.2%	16,318	5.5%	14,737	5.4%
Income tax (benefit) expense	1,049	1.1%	121	0.1%	4,612	1.6%	(56,806)	(20.8)%

Net income	2,827	2.9%	3,598	4.1%	11,706	3.9%	71,543	26.1%
Net income per basic share	$0.14		$0.19		$0.60		$3.71

Net income per diluted share	$0.14		$0.18		$0.57		$3.48

Weighted average shares outstanding-basic	19,618		19,330		19,558		19,286

Weighted average shares outstanding-diluted	20,649		20,551		20,617		20,545

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Income Tax Expense (1)	—		(995)		—		(4,232)
Reduction in Valuation Allowance (2)	—		—		—		(57,175)
Secondary Offering Costs (3)	—		—		—		600

Total Adjustments	—		(995)		—		(60,807)
Modified Pro Forma Net Income	$2,827		$2,603		$11,706		$10,736

Net income per basic share-pro forma	$0.14		$0.13		$0.60		$0.56

Net income per diluted share- pro forma	$0.14		$0.13		$0.57		$0.52

Weighted average shares outstanding-basic	19,618		19,330		19,558		19,286

Weighted average shares outstanding-diluted	20,649		20,551		20,617		20,545

Notes to adjustments shown above:

1.	This adjustment reflects a tax rate of 30.0%, which reflects our estimate of our long-term effective tax rate.
2.	This adjustment reflects the reduction of a significant portion of our valuation allowance in the second quarter of 2011 as it was deemed more likely than not that the Company would utilize its future net deferred tax assets.
3.	Reflects the non-recurring costs, incurred by us, associated with the secondary offering of our common shares by certain of the Company’s existing shareholders, completed on April 1, 2011. We did not receive any proceeds from the offering.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 23, 2012 and December 25, 2011

(Dollars in thousands)

	September 23, 2012	December 25, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$7,919	$10,093
Accounts receivable	5,829	6,403
Tenant improvement allowance receivable	3,003	1,219
Inventories	2,587	2,767
Deferred income taxes, net	3,354	2,328
Prepaid expenses and other current assets	1,694	2,367

Total current assets	24,386	25,177

Property and equipment, net	177,185	163,208
Deferred income taxes, net	51,825	55,811
Other assets, net	4,287	3,430

Total assets	$257,683	$247,626

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$13,498	$13,058
Accrued expenses	23,295	20,183
Current portion of long-term debt	2,366	1,714
Deferred lease incentives	6,122	5,639
Deferred gift card revenue	6,911	10,863

Total current liabilities	52,192	51,457

Deferred lease incentives	65,081	62,565
Long-term debt	21,058	30,857
Other long-term liabilities	20,774	18,163
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share - authorized, 100,000,000 shares; issued and outstanding, 19,684,284 at September 23, 2012 and 19,476,559 at December 25, 2011	195,322	193,034
Preferred shares, no par value, per share - authorized, 5,000,000 shares; issued and outstanding, 0 shares at September 23, 2012 and December 25, 2011	—	—
Retained deficit	(96,744)	(108,450)

Total stockholders’ equity	98,578	84,584

Total liabilities and stockholders’ equity	$257,683	$247,626